UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

July 24, 2015
Date of Report (Date of earliest event reported)

WHITE MOUNTAINS INSURANCE GROUP, LTD.
(Exact name of registrant as specified in its charter)

Bermuda	1-8993	94-2708455
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

80 South Main Street, Hanover, New Hampshire 03755
(Address of principal executive offices)

(603) 640-2200
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 24, 2015, Sirius International Insurance Group, Ltd., (the “Company”), a subsidiary of White Mountains Insurance Group, Ltd. (“WTM”), entered into an employment agreement with Allan L. Waters, President and Chief Executive Officer of the Company (the “Employment Agreement”), effective as of the date of the Employment Agreement (the “Effective Date”).  The term of the Employment Agreement is for the period beginning on the Effective Date and ending on the third anniversary of the Effective Date, except that the term will automatically extend for additional periods of 12 months unless either party gives the other party 90 days’ written notice prior to the term expiring.  However, in the event that the Stock Purchase Agreement, dated as of July 24, 2015, among Lone Tree Holdings Ltd., CM International Holding Pte. Ltd., CM Bermuda Limited and the Company (the “Purchase Agreement”), is terminated in accordance with its terms prior to the closing of the transaction contemplated by such agreement (the “Closing”), the Employment Agreement will be null and void ab initio.

Pursuant to the Employment Agreement, Mr. Waters agrees to continue to serve as the President and Chief Executive Officer of the Company.  Prior to the Closing, he will report directly to the Chief Executive Officer of WTM, and after the Closing, he will report directly to the sole Director of CM Bermuda Ltd.  Mr. Waters will be entitled to an annual base salary of not less than $500,000.  In addition, Mr. Waters will have the opportunity to earn an annual cash bonus with a target bonus amount of not less than 50% of his annual base salary.  Mr. Waters will also receive annual awards of long-term incentives at an aggregate target payout value of not less than the aggregate target payout value of the long-term incentive awards granted to him in February 2015 pursuant to the Company’s and WTM’s long-term incentive plans.  In addition to the payments and benefits described above, Mr. Waters will also be eligible to participate in the Company’s retirement, savings and welfare benefit plans, programs, polices and practices, as well as receive certain other benefits.

Mr. Waters is an “at will” employee and will not be entitled to any severance payments or benefits pursuant to the Employment Agreement, except in the following circumstances.

In the event that he is terminated without “cause” or he terminates employment for “good reason”, subject to the execution of a release of claims against the Company, Mr. Waters will be entitled to (a) an amount equal to the sum of Mr. Water’s annual base salary and annual cash bonus (based on actual performance through the end of the year in which such termination occurs), (b) payment of certain unpaid retention bonuses, (c) continued employment under the terms of the “Advisory Relationship” (as defined below) and (d) if such termination occurs during the 24-month period following the Closing (other than following certain terminations for “good reason”), accelerated vesting of any long-term incentive awards granted to Mr. Waters’ prior to the Closing.  In addition, if Mr. Waters’ employment terminates as a result of his retirement following the second anniversary of the Closing with the prior consent of the Company (not to be unreasonably withhold, delayed or conditioned), Mr. Waters will be entitled to continued employment under the terms of the Advisory Relationship.

In addition to the payments and benefits described above, if, following a termination of Mr. Waters’ employment without “cause” or for “good reason”, any payment or benefit to Mr. Waters is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, as amended, and the regulations promulgated thereunder (the “Code”), then Mr. Waters will be entitled to receive an additional payment in an amount sufficient to fully compensate him for any and all taxes, including associated interest and penalties, imposed on Mr. Waters pursuant to Section 4999 of the Code.

For purposes of the Employment Agreement, the “Advisory Relationship” means that, subject to the execution of a release of claims against the Company, the Company will offer Mr. Waters employment, in exchange for advisory and transition services, on the following terms and conditions:  (A) the term of such arrangement will continue until the later of the date Mr. Waters is eligible for Medicare insurance coverage and the last date on which Mr. Waters’ long-term incentive awards outstanding on the date of such termination are eligible to vest, (B) an annual base salary of $30,000, (C) continued health insurance coverage, with Mr. Waters paying the cost of any premiums associated with such coverage and (D) continued vesting of any long-term incentive awards outstanding at the time of Mr. Waters’ termination of employment.  During the period of the Advisory Relationship, Mr. Waters’ employment may be terminated by the Company only for “cause”, due to Mr. Waters’ resignation, death or “disability” or his material breach of any restrictive covenants applicable to him.  In the event the Advisory Relationship is terminated due to Mr. Waters’ resignation or material breach of any restrictive covenant, any outstanding long-term incentive awards held by Mr. Waters will be immediately forfeited.

The Employment Agreement provides that Mr. Waters will be subject to certain restrictive covenants regarding competition, solicitation, confidentiality, disparagement and intellectual property.  The non-competition and non-solicitation covenants apply during the term of the Employment Agreement and for the one-year period following the later of termination of employment under the Employment Agreement and the termination of the Advisory Relationship, and the confidentiality, non-disparagement and intellectual property covenants apply during the term of the Employment Agreement and at all times thereafter.

The foregoing description of the Employment Agreement is a summary of its material terms, does not purport to be complete, and is qualified in its entirety by reference to the Employment Agreement, which will be filed as an exhibit to WTM’s periodic report filed pursuant to the Securities Exchange Act of 1934, as amended, for the quarter ending September 30, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WHITE MOUNTAINS INSURANCE GROUP, LTD.

Date: July 30, 2015	By:	/s/ J. Brian Palmer
Name: J. Brian Palmer
Title: Managing Director and Chief Accounting Officer